Exhibit 99.1

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New Earnings Call
Conference Call
June 15, 2026

Operator: Good morning, ladies and gentlemen, and welcome to the conference call. Natural Gas Services Group to acquire Flatrock Compression Holdings. At this time, all participants are in listen-only mode. Operator assistance is available at any time during this conference by pressing 0#. I would now like to turn the call over to Ms. Anna Delgado. Please begin.

Anna Delgado: Thank you, Luke, and good morning, everyone. Before we begin, I would like to remind you that, during the course of this conference call, the company will be making forward-looking statements within the meeting of federal security laws. These statements may include, among other things, the anticipated benefits of Flatrock acquisition, the expected financial and operational impact of the transaction, anticipated accretion, integration plans, future growth opportunities, and our expectations regarding leverage, liquidity, and shareholder value creation.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected. These statements are subject to risks and uncertainties including our ability to successfully integrate Flatrock and realize the anticipated benefits of the acquisition, as well as other risks described in today's press release and investor presentation, and in our filings with the SEC, including our Form 10-K for the year ended December 31st, 2025, and our Form 10-Q for the quarter ended March 31st, 2026, and our Form 8-Ks. These documents can be found in the Investors Relations section of our website at www.ngsgi.com.

Natural Gas Services Group undertakes no obligation to update or revise any forward-looking statements, except as required by law. Accordingly, you should not place undue reliance on these statements.

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Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 2 of 13 In addition, our discussion today will reference certain non-GAAP financial measures, including adjusted EBITDA and related leverage metrics. For definitions of these measures to the most directly comparable measures under GAAP, please see today’s Form 8-K filing. I will now turn the call over to Justin Jacobs, Chief Executive Officer. Justin? Justin Jacobs: Thank you, Anna. Good morning, everyone. Thank you for joining us. Today is an exciting day for NGS, and an important milestone in our company’s evolution. This morning, we announced the acquisition of Flatrock Compression, a leading rental compression business operating across the Permian and Eagle Ford Basins. This transaction immediately strengthens NGS in several important ways and further solidifies our position as one of the leading compression companies in the industry. Most importantly, it aligns with a strategy we have been discussing with investors for the last several years. Over that time, we have focused on building a larger, stronger, and more capable company through disciplined organic growth, operational excellence, and thoughtful capital allocation. This acquisition builds directly upon that foundation and improves positioning for the opportunities we see ahead. Before discussing the transaction, I want to thank all the employees of NGS. We would not be in a position to pursue opportunities like this without their hard work, dedication, and commitment. Every day, our employees earn the trust of our customers through field safety, strong execution, and exceptional service. This acquisition reflects the strength of the platform they have helped build. I would also like to welcome the entire Flatrock team to NGS. Over the past several months, we have had the opportunity to spend significant time getting to know the company, its leadership team, and many of its employees. The reputation they have built throughout the industry is well-earned, and we are excited to have them join our organization. As we evaluated acquisition opportunities, we were fortunate to find a company that already shared our commitment to operational excellence, customer service,

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 3 of 13 and disciplined growth. We purchased Flatrock because they were already doing many of the things we value. Simply put, we believe Flatrock is a great business. Founded in 2001, Flatrock provides rental compression services to customers throughout the Permian Basin and Eagle Ford. The company currently operates approximately 86,000 rented horsepower with utilization of approximately 95%. Flatrock has grown organically at comparable rates to NGS over the last several years. The fleet is significantly weighted towards large horsepower compression and includes a meaningful electric compression platform. They have assembled an impressive roster of customers, built a highly experienced field organization, and established a reputation for execution that is widely respected throughout the industry. Now, let me spend a few minutes discussing why we believe this transaction is such a compelling fit for NGS. Many of you have heard me discuss our approach to acquisitions over the last two years. While every opportunity is unique, our acquisition framework has remained consistent. When we evaluate acquisitions, we focus on four things. Customer mix, basin position, fleet characteristics, and valuation. Put simply, we are looking for opportunities that strengthen our customer portfolio, improve our position in key operating basins, enhance our fleet, and can be acquired at an attractive valuation. That framework has not changed, and those same criteria have been outlined in our investor presentations for years. What makes this acquisition particularly exciting is that Flatrock checks every one of those boxes and does so at a very high level. It strengthens our customer portfolio, it improves our basin position, it enhances our fleet, and it was completed at an attractive valuation. Let me briefly discuss each.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 4 of 13 First, customer mix. One of the most attractive aspects of this acquisition is the quality of the customer relationships that Flatrock has built over more than two decades. The company has assembled an impressive roster of customers throughout the Permian Basin and Eagle Ford, including several large publicly traded E&P operators. Prior to the acquisition, Occidental Petroleum and Devon Energy represented approximately 64% of our revenue. Following the transaction, that concentration declines to approximately 54%. At the same time, we have added two new large publicly traded E&P customers that have become our third and fourth largest customer relationships. Importantly, there is relatively modest overlap between the two customer bases. This is not simply a combination of existing relationships. It expands our reach, broadens our customer portfolio, and creates meaningful opportunities to grow with new customers in the years ahead, particularly considering our access to capital and demonstrated ability to deploy large horsepower. Second, basin position. The acquisition significantly strengthens our footprint in two of the most attractive compression markets in North America: the Permian Basin and the Eagle Ford. Approximately 80% of Flatrock’s horsepower is located in the Permian Basin, with a particularly strong position in the Midland Basin. This complements our existing footprint extremely well, creating a stronger position across the Permian and meaningful additional scale in the Eagle Ford. Operational density matters in our business. Greater concentration of equipment, personnel, and customer activity within a basin improves operational efficiency, enhances customer responsiveness, and strengthens competitive positioning. This transaction increases our density in two of our key growth areas and strengthens our ability to serve customers in those markets. Third, fleet characteristics. Flatrock has assembled a highly complementary fleet that adds approximately 86,000 rented horsepower and brings our combined fleet to approximately 661,000 rented horsepower. The fleet is significantly weighted towards large horsepower compression equipment. It is also primarily a Caterpillar engine and aerial compressor fleet. We have significant overlap in unit model types, which will provide leverage for parts and maintenance. The Flatrock fleet also meaningfully expands our electric compression platform as approximately 20% of Flatrock’s horsepower is electric motor driven compared to approximately 7% of NGS’s existing fleet. We continue to believe electric compression represents an

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 5 of 13 attractive long-term growth opportunity and this transaction meaningfully advances our position in that segment of the market. And finally, valuation. While this transaction is first and foremost about strategic fit, it is also a highly attractive financial acquisition. We acquired Flatrock at approximately 6.2 times annualized first quarter 2026 EBITDA which is pre- synergies. This represents a meaningful discount to NGS’s current trading multiple. The transaction is immediately accretive to earnings, cash flow, and EBITDA while maintaining a prudent leverage profile. As shareholders ourselves, we remain highly focused on disciplined capital allocation, and we believe this transaction reflects that discipline. When we step back and look at the transaction as a whole, we believe it represents exactly the type of acquisition opportunity we have discussed with investors for years. It strengthens our customer portfolio, it improves our Bayesian position, it enhances our fleet, and it was completed at an attractive valuation. Most importantly, it represents another step in executing the strategy we have consistently communicated to shareholders. With that, I’ll turn the call over to Ian to discuss the financial impact of the transaction. Ian Eckert: Thank you, Justin. We acquired Flatrock Compression for a total purchase price of $120 million, consisting of approximately $110 million in cash and $10 million of NGS common stock issued at a price based on the 30-day volume-weighted average share price. The transaction was financed through our expanded credit facility and available liquidity. In conjunction with the acquisition, we amended our credit facility and increased total commitments from $400 million to $500 million, while maintaining the existing $100 million accordion feature.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 6 of 13 Following the transaction, we expect pro forma leverage of approximately three times adjusted EBITDA which we view as a comfortable and prudent level. Importantly, we continue to maintain substantial liquidity with more than $130 million of available borrowing capacity following closing. This provides ample flexibility to fund future growth, invest in our fleet, pursue additional strategic opportunities when appropriate, and continue executing our capital allocation priorities. From a financial perspective, the acquisition is immediately accretive to adjusted EBITDA, earnings, cash flow, before considering any potential synergies. We are not providing a separate synergy target. The transaction is compelling on a standalone basis before synergies. The principal opportunities for synergies are operating density, route efficiency, procurement, parts and inventory utilization, insurance and administrative overlap, technology deployment, and commercial growth with a broader customer base. We expect these benefits to build as integration progresses and to meaningfully enhance the earnings contribution of the acquired business while remaining modest relative to the scale of the combined company. While we are not providing updated guidance today, you can expect the impact of the transaction to be reflected in guidance provided during our second quarter earnings call in August. Overall, we believe the transaction enhances our earnings power while maintaining financial flexibility and balance sheet strength. With that, I’ll turn the call back to Justin. Justin Jacobs: Thank you, Ian. Before opening the call for questions, I would encourage everyone to look at the final slide in the investor presentation we released this morning. Many of you have seen that slide before. It has remained the same for several years. We’ve consistently discussed four primary drivers of value creation at NGS, fleet optimization, asset utilization, fleet expansion, accretive M&A. Today, we are able to put a checkmark next to each of those drivers.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 7 of 13 Under accretive M&A, we have always discussed four key factors that matter most to us when evaluating opportunities: customer mix, basin position, fleet characteristics, and valuation. As I discussed earlier, Flatrock checks every one of those boxes and does so at a very high level. It is exactly the type of acquisition we’ve been discussing with investors for years. It strengthens our customer portfolio, improves our position in key operating basins, enhances our fleet, and was completed at an attractive valuation. We believe this transaction enhances our ability to create long-term value for shareholders. This is an exciting time for NGS. The compression market remains healthy. Demand for large horsepower compression continues to be strong, and we remain optimistic about the opportunities ahead of us. Today’s announcement reinforces that outlook. With that, Luke, please open the line for questions. Operator: Ladies and gentlemen, at this time, we will conduct a question-and-answer session. If you would like to state a question, please press 7# on your phone. Again, that’s 7# on your phone, and you’ll be placed in the queue in the order received. Our first question comes from Rob Brown with Lake Street Capital. Go ahead, please. Rob Brown: Good morning. Congratulations on the acquisition. Justin Jacobs: Thanks, Rob. Rob Brown: Just wanted to get a sense of kind of the fleet makeup. You talked a little bit about some of the characteristics, but maybe further color in terms of fleet age and kind of their kind of growth plans and where they were seeing growth relative to NGS.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 8 of 13 Justin Jacobs: Sure. If you look in the investor presentation, Slide 7, we’ve broken out the mix, at least from a size perspective, and you see it’s very similar to NGS with a significant weighting towards the large horsepower. What I will say is, similar to NGS, Flatrock has seen their growth in large horsepower over the last several years, and as noted in the release and the call they have. They have grown at rates that are comparable to how we’ve grown organically over the last several years. In terms of the quality of the equipment and – or maybe just go to makeup first, very similar model types as we look through really all of the different sizes aligns quite well with where our fleet is in terms of model types, engine types, compressors. And then when it comes to the quality of the equipment itself, we did extensive diligence in looking at the equipment out in the field, and this is a fleet that has been well-maintained, and it is operating at a very high level from a performance perspective for their customers. Once again, a very attractive characteristic from our perspective. We don’t expect any amount of maintenance or catch-up maintenance capital on this equipment. It’s running very well on the field. Rob Brown: Okay, great. You mentioned some of the categories of synergy opportunities, but I think one of them was new customer growth areas. Could you elaborate further on the opportunities you see in the new customer base to maybe accelerate growth or can it grow? Justin Jacobs: Sure. We mentioned specifically there are two large publicly traded E&P customers of Flatrock. We do not, or NGS did not have any business with those customers prior to the acquisition. As a smaller private company, Flatrock did not have the access to capital that we are fortunate to have. So, as we look at the opportunities going forward with those customers in particular, and then the broader Flatrock customer base, we think there are some exciting opportunities for continued greats of high organic growth for us as we’re looking to expand with some of those new customers. Rob Brown: Okay. Great. Thank you. I’ll turn it over. Justin Jacobs: Appreciate it, Rob.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 9 of 13 Operator: Thank you very much. Our next question comes from Selman Akyol with Stifel. Go ahead, please. Selman Akyol: Thank you. Good morning. Congratulations. Just a couple quick ones. First of all, could you discuss contract tenor? Justin Jacobs: Sure. As we looked at the percentage that is of their fleet - by horsepower basis, percentage of the fleet, that is, under term, it’s a very similar percentage, and we’re not going to see a material movement on the pro forma side. So, really pretty similar amount of horsepower that’s under contract with generally similar rates of tenor, so not material changes there on a pro forma basis. Selman Akyol: Got it, thank you. As you think about sort of 27 and they were in the sale process, do they have any orders out there for new equipment coming in? Justin Jacobs: Meaning looking at Flatrock? Selman Akyol: Yes. Justin Jacobs: The quick answer is they do. We’ll give more color on forward as we get to our second or quarter goal. Selman Akyol: Got it. Just kind of going back to the synergies and I’m not asking for a number or anything like that, but are you keeping anyone that’s at Flatrock, or are you going to keep all the senior management, etcetera? Justin Jacobs: We are, certainly, keeping all of the team that has generated a really quite impressive growth over the last several years. It was really one of the attractive characteristics of the acquisitions. This is business that is running quite well, and we want to integrate in all of that operational talent so that, as a combined entity, we can continue growing at high rates. So, we repeated a couple times in the call, this really isn’t a – this is not an acquisition driven by cost synergies, this is an acquisition driven by capabilities, and enhancing our competitive position. So, we’re excited to integrate the Flatrock members into the team. Selman Akyol: Got it. I’ll leave it there. Thanks so much.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 10 of 13 Justin Jacobs: Appreciate it, Selman. Thank you. Operator: Our next question comes from Connor Jensen with Raymond James. Go ahead, please. Connor Jensen: Hey guys! Congrats on the deal. Thanks for taking my call today. Justin Jacobs: Appreciate it, Connor. Connor Jensen: I was just wondering how Flatrock’s margin profile compared to NGS is, and if there’s more to do there in pricing, or if that should be accretive going forward? Justin Jacobs: Thanks. Connor Jensen: Sure. Justin Jacobs: So, I would say that this goes really in conjunction with the quality of the fleet. We see attractive pricing on a unit basis, and when looking at margins, they are at least down to the – we’ll give specifics, but they are generally similar margin characteristics to NGS. Connor Jensen: Got it, and then post transaction, you noted three times, leveraged expectations. How are you thinking about the right leverage target for the business, and how should this trend over time? Justin Jacobs: In terms of a target, we haven’t really talked about a public target for leverage with two specific of a granularity, but I would say that we’re very comfortable with that leverage and expect as we’re proceeding toward through the course of the year, there’s obviously a significant cashflow coming off of the business, we’ll have more than ample liquidity and capital availability to continue our growth plans. Connor Jensen: Got it. Thanks, guys. I’ll turn it back. Justin Jacobs: Appreciate it, Connor. Operator: Thank you. Our next question comes from Kyle Krueger with Apollo Capital.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 11 of 13 Kyle Krueger: I echo everybody else’s congratulations. Quick question for you, Justin. Why was Flatrock for sale? Was it an auction process or a negotiated transaction? And in broad strokes, can you tell us what the ownership profile is/was, and if the business had traded hands in the recent past? Justin Jacobs: Sure. Appreciate the introscopics we’re doing in the call. You know, we’re not going to go into the background of the transaction process itself. What I will say is that I’ve known the Flatrock team, actually, since prior to becoming CEO of the company, and so there’s been a longstanding relationship there between the kind of senior management of the teams, and I would say that it is a very attractive acquisition for NGS, and I think it’s a good result for the shareholders of Flatrock who are going to now become, or are now shareholders in NGS as well. In terms of the ownership, it is a private company, and what I would say is that it is there a reasonable number of shareholders there, so there’s no concentration in terms of the receipt of the $10 million – no, material concentration is a better way to put it – in terms of the $10 million of NGS common stock. Kyle Krueger: Thank you. Justin Jacobs: Appreciate it, Kyle. Operator: Again, if you have any questions, please go ahead and press 7#. Our next question comes from Nate Pendleton with Texas Capital. Go ahead, please. Nate Pendleton: Good morning, and congrats on the acquisition. Justin Jacobs: Thanks, Nate. Nate Pendleton: One of the – of course. I wanted to build on a prior question. You leverage remains quite modest, and on Slide 8, you highlighted the potential for growth opportunities and the ability to return capital to shareholders. I know it’s early but can you talk about how you view those competing uses of capital based on what you’re seeing in the market, following the acquisition? Justin Jacobs: Sure. You know, we talked on prior calls as we, you know, had a material increase in our dividend this past quarter, and increased it several times since we have

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 12 of 13 initiated that. We’ve been able to start off at a modest level in terms of return of capital, and that that would be steadily increasing over time without giving specific guidance, and I would reiterate that message to a reasonable degree, and said still not giving specific guidance in terms of how that will increase over time, but I would note that it is still a small percentage, certainly relative to our larger public competitors in terms of the percentage available cashflow that we can deploy into growth areas. As we look at the leverage pro forma, we still have great ability to grow organically. We still have a great ability to look at kind of non-organic opportunities, which we will continue to do, and so we think this acquisition actually strengthens our ability to continue to grow both organically, inorganically while, over time, increasing that return of capital to shareholder kind of portion of the capital allocation. Nate Pendleton: Got it. Thanks for that detail, Justin. And then, in the past, we’ve talked about the difficulty in finding and retail skilled laborer in the field. Can you talk for a moment about the Flatrock team, and what adding their expertise provides a confined company, more on a forward-looking basis with a potential for growth and compression? Justin Jacobs: Sure. So, when it comes to the field team, you’ve hit it, Nate. I mean, it’s a – one of the most challenging parts of the business is attracting and retaining talented field service professionals, and the Flatrock team has done a great job there in building up great capabilities in their field service, and in providing great service to their customers, and obviously, we want to keep all of that. All of those people and integrate them in, and we think one of the attractive parts of the Flatrock team joining NGS is, is I think it’s going to open up the opportunities they have, both personally and professionally, in terms of growth. So, we are excited to have them join into the NGS team, and look forward to working with them for years to come. Nate Pendleton: That’s great. Thanks for taking my questions. Justin Jacobs: Appreciate it, Nate. Operator: Thank you, and we don’t have any other questions. Justin Jacobs: Well, thank you, everyone, for joining this morning on short notice. Once again, it’s truly an exciting day for us. We’re thrilled to be able to make this

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 13 of 13 announcement, and look forward to providing more details and a forward look as we get into the second quarter earnings call. With that, we are finished with our prepared remarks, and I appreciate your time today. Operator: Thank you, everyone. This concludes today’s conference call. Thank you for attending. - End of Recording -